Conifer Holdings, Inc.                                            Page 1
November 8, 2017

News Release

For Further Information:
Jessica Gulis, 248.559.0840
ir@cnfrh.com
For Immediate Release

Conifer Holdings Reports 2017 Third Quarter Financial Results
Company to Host Conference Call at 8:30 AM ET on Thursday, November 9, 2017

Birmingham, MI, November 8, 2017 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the third quarter ended September 30, 2017.

Financial Initiatives Implemented During Third Quarter 2017

•
Strengthened reserve position through an adverse development cover agreement with Swiss Re which provides up to $17.5 million of loss development cover in excess of stated reserves as of June 30, 2017 (the “ADC”).

•	Completed $30.0 Million Private Placement of Subordinated Notes providing long-term flexibility and less restrictive terms.

•	Repaid outstanding senior credit facility in full.

•	Issued $5.0 million of additional common equity through a private placement.

Third Quarter 2017 Financial Highlights (all comparisons to prior year period)

•	Gross written premiums increased by 3.8% to $29.6 million

•	Net earned premiums decreased 24.5% to $17.7 million as a result of $7.2 million of ceded premiums for the ADC and $600,000 of reinsurance reinstatement costs from Hurricane Irma.

•
Net loss of $18.9 million, or $2.46 per diluted share based on 7.7 million weighted average common diluted shares outstanding following previously announced ADC and catastrophe losses following Hurricanes Harvey and Irma.

Management Comments
James Petcoff, Chairman and CEO, commented, “The initiatives we announced during the third quarter have properly positioned Conifer for profitable results in the coming quarters. These efforts were taken to both strengthen our reserve position from past periods in a manner that reduces volatility in our earnings while also increasing financial flexibility to pursue growth opportunities in the lines where we are performing above

Conifer Holdings, Inc.                                            Page 2
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our industry peers. Further, we concluded all of these initiatives in the third quarter of 2017, which we believe positions Conifer for success in the coming fourth quarter and into 2018 and beyond. For the quarter, we reported a 13.2% increase in gross written premiums for our commercial lines and we believe that this is a direct result from our efforts that we have made in the past quarters focusing on the best performing lines of business.”

2017 Third Quarter Financial Results Overview

At and for the Three Months Ended September 30,			At and for the Nine Months Ended September		
	2017	2016	% Change	2017	2016	% Change
	(dollars in thousands, except share and per share amounts					
Gross written premiums	$ 29,581	$ 28,497	3.8%	$ 83,036	$ 83,616	-0.7%
Net written premiums	18,395	24,634	-25.3%	63,801	72,861	-12.4%
Net earned premiums	17,659	23,380	-24.5%	66,295	65,164	1.7%
Net investment income	768	560	37.1%	2,008	1,625	23.6%
Net realized investment gains	39	71	**	31	604	**
Other gains	-	-	**	750	-	**
Net income (loss)	(18,898)	(1,475)	**	(21,763)	(4,016)	**
Net income (loss) per share, diluted	$ (2.46)	$ (0.19)		$ (2.85)	$ (0.53)	
Adjusted operating income (loss)*	(19,054)	(1,523)	**	(22,942)	(5,184)	**
Adjusted operating income (loss) per share, diluted*	$ (2.48)	$ (0.20)		$ (3.00)	$ (0.68)	
Book value per common share outstanding	$ 6.16	$ 9.76		$ 6.16	$ 9.76	
Weighted average shares outstanding, basic and diluted	7,675,952	7,608,284		7,647,520	7,613,954	
Underwriting ratios:						
Loss ratio (1)	145.9%	61.6%		87.2%	61.9%	
Expense ratio (2)	61.4%	46.3%		48.8%	48.0%	
Combined ratio (3)	207.3%	107.9%		136.0%	109.9%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally acce principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and operating expenses to net earned pr income.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting ratio over 100% indicates an underwriting loss.

Third Quarter 2017 Premiums
Gross Written Premiums
Gross written premiums increased 3.8% in the third quarter of 2017 to $29.6 million, compared to $28.5 million in the prior year period, largely due to a 25.1% increase in gross written premiums in the hospitality line of business compared to the prior year period.

Net Written Premiums
Net written premiums were $18.4 million in the third quarter of 2017, compared to $24.6 million in the prior year period. This decrease was due to increased ceded written premiums from the ADC and reinstatement costs from Hurricane Irma, totaling $7.8 million.

Conifer Holdings, Inc.                                            Page 3
November 8, 2017

Net Earned Premiums
Net earned premiums decreased 24.5% to $17.7 million for the third quarter of 2017, compared to $23.4 million for the prior year period. This decrease is mainly attributed to the one time increase of $7.2 million in ceded premiums from the Swiss Re agreement and $600k of reinstatement premiums from our catastrophe reinsurance treaty relating to hurricane Irma.   Without the impact of these two items, net earned premiums would have been up 9% for the quarter.
Commercial Lines Financial and Operational Review
The Company’s commercial lines of business, representing 79% of total gross written premiums in the third quarter of 2017, primarily consists of property, liability and other miscellaneous coverage offered to owner-operated small- to mid-sized businesses, professional organizations and hospitality businesses such as restaurants, bars and taverns.

Commercial lines gross written premiums increased by 13.2% to $23.5 million in the third quarter of 2017. This was largely due to a 25.1% increase in the gross written premiums for the hospitality lines of business compared to the prior year period.

For the third quarter of 2017, the commercial lines combined ratio was 177.4%, compared to 90.4% in the prior year period, due to additional reserve strengthening as well as the ADC and hurricane costs.

Conifer Holdings, Inc.                                            Page 4
November 8, 2017

Personal Lines Financial and Operational Review

Personal lines, which consist of low-value dwelling and wind-exposed homeowners insurance, represented 21% of total gross written premiums for the third quarter of 2017. Personal lines gross written premiums decreased 21.5% to $6.1 million in the third quarter of 2017 compared to the prior year period. This was mainly due to a 31.4% decline in wind-exposed homeowners gross written premiums due to the Company’s initiative centered around reducing exposure of this line of business in Florida and Texas. Conifer’s low-value dwelling products gross written premiums decreased by 1.6% during the third quarter of 2017, compared to the prior year period.

Conifer Holdings, Inc.                                            Page 5
November 8, 2017

Combined Ratio Analysis

Combined Ratio
The Company's combined ratio was 207.3% for the three months ended September 30, 2017, compared to 107.9% for the same period in 2016. For 2017, both the loss ratios and expense ratios were impacted by the reduction in net earned premiums resulting from the additional ceded premiums for the ADC and reinstatement reinsurance premiums related to hurricane Irma.

•
Loss Ratio: The Company's loss ratio was impacted by prior year reserve strengthening that brought prior accident year reserves into the ADC layer, which should reduce potential future loss development. The loss ratio was also impacted by $5.0 million of net hurricane losses. Before the impact of the ADC and hurricane costs, the accident year loss ratio was 59.1% for the nine months ended September 30, 2017.

•
Expense Ratio: The expense ratio was 61.4% for the third quarter of 2017, compared to 46.3% in the prior year period, largely as a result of lower net earned premiums compared to the prior year period. Before the impact of the ADC and hurricane costs, the expense ratio continued to decrease to 42.9% for the third quarter of 2017.

Net Income (Loss)
In the third quarter of 2017, the Company reported a net loss of $18.9 million, or $2.46 per diluted share, based on 7.7 million weighted average common diluted shares outstanding, compared to net loss of $1.5 million, or $0.19 per diluted share, based on 7.6 million weighted average common diluted shares outstanding in the prior year period.

Conifer Holdings, Inc.                                            Page 6
November 8, 2017

Adjusted Operating Income (Loss)
In the third quarter of 2017, the Company reported an adjusted operating loss of $19.1 million, or $2.48 per share, compared to adjusted operating loss of $1.5 million, or $0.20 per share, for the same period in 2016. See Definitions of Non-GAAP Measures.

Terms of Subordinated Notes
The subordinated notes have a maturity date of September 29, 2032, bear interest, payable quarterly at a fixed annual rate of 8.0%, and allows for up to four quarterly interest deferrals. The notes include an issuer call option at par from July 31, 2018, through October 31, 2018, and at 105% of par any time after September 29, 2020. The Company utilized some of the proceeds to repay the $16.4 million outstanding balance on a $30.0 million senior lender credit facility which consisted of two term notes totaling $12.5 million and a $17.5 million revolver.

Management Equity Infusion
In conjunction with the ADC and the re-financing, the Company also issued $5 million of common equity through a private placement at a price of $6.25 per share. Conifer’s common stock closing market price on the Nasdaq Stock Market on Thursday, September 28, 2017, was $6.05 per share.

At September 30, 2017, there is expected to be a valuation allowance against the Company’s deferred tax assets, which is estimated to be approximately $15.4 million. That represents approximately $1.80 per share that was not reflected in book value at quarter end.

Earnings Conference Call
The Company will hold a conference call/webcast on Thursday, November 9, 2017 at 8:30 a.m. ET to discuss results for the third quarter ended September 30, 2017.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:        On the Event Calendar at IR.CNFRH.com
Conference Call:    844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its subsidiaries, Conifer offers customized insurance coverage solutions in both specialty commercial and specialty personal product lines marketing mainly through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market (Nasdaq: CNFR).  Additional information is available on the Company’s website at www.CNFRH.com.

Conifer Holdings, Inc.                                            Page 7
November 8, 2017

Definitions of Non-GAAP Measures
Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains and losses, and other gains and losses, after-tax, and excluding the tax impact of changes in unrealized gains and losses. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Forward-Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable

Conifer Holdings, Inc.                                            Page 8
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judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 15, 2017 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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